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                         ORDER PLACEMENT PROCEDURES AMENDMENT
                              TO THE OPERATING AGREEMENT



          This Order Placement Procedures Amendment ("Amendment") is made as of December 1, 1997, by and between Charles Schwab & Co., Inc. ("Schwab"), a California corporation; and each registered investment company ("Fund Company") executing this Amendment on its own behalf and on behalf of each of the series or classes of shares ("Fund(s)"), which are parties to an Operating Agreement with Schwab, made as of November 27, 1995, as amended thereafter ("Operating Agreement"). This Amendment amends the Operating Agreement. In the event that there are no Funds, then the term "Fund(s)" shall mean "Fund Company." Capitalized terms used, but not defined, in this Amendment shall have the respective meanings given to them in the Operating Agreement.

          WHEREAS, Schwab and Fund Company, on its own behalf and on behalf of the Funds, have entered into the Operating Agreement pursuant to which shares of the Funds are made available for purchase and redemption by Schwab's brokerage customers through Schwab's Mutual Fund Marketplace-Registered Trademark- ("MFMP"); and

          WHEREAS, Schwab and Fund Company desire to amend the Operating Agreement to authorize Schwab to receive customer orders for purchase and redemption of Fund shares on each business day up until the time at which the Fund prices its shares, and to transmit those orders to the Fund or its transfer


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agent or another Fund-designated agent (each of the three is individually referred to herein as the "Order Accepter"), as appropriate, after the time at which the Fund prices its shares, subject to the terms and conditions of this Amendment.

          NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties hereto agree as follows:

          1. AUTHORIZATION TO RECEIVE ORDERS. Fund Company hereby designates and authorizes Schwab to receive purchase and redemption orders in proper form ("Orders") from Schwab customers on the Fund's behalf for purposes of Rule 22c-1, so that any such Schwab customer will receive the share price next computed by the Fund after the time at which such customer places its order with Schwab, as more specifically provided in this Amendment.

          2. SUB-DESIGNEES OF SCHWAB. Fund Company further agrees that Schwab may designate and authorize such intermediaries as it deems necessary, appropriate or desirable, pursuant to such terms as are consistent with this Amendment ("Sub-Designees"), to receive orders from their customers on the Fund's behalf for purposes of Rule 22c-1, so that any such customer will receive the share price next computed by the Fund after the time at which such customer places its order with the intermediary, as more specifically provided in this Amendment. Schwab shall be liable to Fund Company and the Funds for the observance of the terms of this Amendment by the Sub-Designee.

          3.  RECEIPT AND TRANSMISSION OF ORDERS.  Schwab agrees


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that, except as set forth in Section 4b below, (a) Orders received by Schwab or a Sub-Designee prior to the close of the New York Stock Exchange (generally, 4:00 p.m. Eastern Time) ("Market Close") on any Business Day will be transmitted by Schwab to the Order Accepter by 8:00 p.m. Eastern Time on the same Business Day ("Day 1 Trades"); and (b) Orders received by Schwab or Sub-Designees after Market Close on any Business Day will be transmitted by Schwab to the Order Accepter by 8:00 p.m. Eastern Time on the next Business Day ("Day 2 Trades").

          4.  FUND'S PRICING OF ORDERS.

              a. Fund Company agrees that, except as set forth in Section 4b below, Day 1 Trades will be effected at the net asset value of each Fund's shares ("Net Asset Value") calculated as of Market Close on Day 1, provided such trades are received by the Order Accepter by 8:00 p.m. Eastern Time on Day 1; and Day 2 Trades will be effected at the Net Asset Value calculated as of Market Close on Day 2, provided such trades are received by the Order Accepter by 8:00 p.m. Eastern Time on Day 2. Fund Company agrees that, consistent with the foregoing, Day 1 Trades will have been received by the Fund prior to Market Close on Day 1, and Day 2 Trades will have been received by the Fund prior to Market Close on Day 2, for all purposes, including, without limitation, effecting distributions.

              b. Notwithstanding Sections 3 and 4a above, Fund Company agrees that, if Schwab is prevented from transmitting Day 1 Trades to the Order Accepter by 8:00 p.m. Eastern Time on Day 1


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due to unforeseen circumstances, such as computer system failures, natural catastrophes, or other emergencies or human error, then Schwab may transmit such Day 1 Trades by 9:30 a.m. Eastern Time on Day 2, and such Day 1 Trades will be effected at the Net Asset Value calculated as of Market Close on Day 1, provided that Schwab notifies the Order Accepter of such contingency prior to 8:00 p.m. Eastern Time on Day 1.

          5. SETTLEMENT. In accordance with the Operating Agreement, Schwab and Fund Company will settle Day 1 Trades on Day 2 and will settle Day 2 Trades on Day 3.

          6.  REPRESENTATIONS AND WARRANTIES.

              a. Fund Company represents and warrants that each Fund's board of directors or board of trustees has authorized the Fund Company and each Fund to enter into this Amendment, or will ratify the action of the Fund Company and each Fund of entering into this Amendment within four months after the date of this Amendment.

              b. Fund Company represents and warrants that it will cause each Fund's board of directors or board of trustees thereafter periodically to review the terms of this Amendment.

              c. Fund Company represents and warrants that the person signing this Amendment on its behalf and on behalf of each Fund is an officer so authorized to execute this Amendment.

              d. Schwab represents and warrants that Schwab's internal control structure over the processing and transmission of Orders for Fund transactions is suitably designed to prevent


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or detect on a timely basis Orders received after Market Close from being aggregated with Orders received before Market Close, and to minimize errors that could result in late transmission of Orders to the Funds under Section 4b above.

              e. Schwab represents and warrants that it will cause an independent public accountant or other qualified independent party annually to review Schwab's internal controls and prepare a written report to Schwab concerning their adequacy for the obligations undertaken by Schwab under this Amendment.

              f. Schwab represents and warrants that it will also require each Sub-Designee to retain an independent public accountant or other qualified independent party annually to review Sub-Designee's internal controls and prepare a written report to Schwab and the Sub-Designee concerning their adequacy for the obligations undertaken by Sub-Designee as set forth in this Amendment.

              g. Schwab represents and warrants that, upon its receipt of its internal control report and those of any Sub-Designee, described in Sections 6d and 6e respectively, it will make them available to Fund Company or any Fund upon request.

          7. PROSPECTUS DISCLOSURE. Fund Company shall ensure that the prospectus of each Fund adequately discloses that (i) the Fund has authorized one or more brokers to accept on its behalf purchase and redemption orders; (ii) that such brokers are authorized to designate other intermediaries to accept purchase and redemption orders on the Fund's behalf; (iii) that the Fund


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will be deemed to have received a purchase or redemption order when an authorized broker or, if applicable, a broker's authorized designee, accepts the order; and (iv) that customer orders will be priced at the Fund's Net Asset Value next computed after they are accepted by an authorized broker or the broker's authorized designee. This disclosure may be contained in the statement of additional information of the Fund ("SAI") if the SAI is incorporated into the prospectus. If adequate disclosure is not currently contained in the prospectus (including any incorporated SAI), then it may be added at the next regular printing of the prospectus, provided such printing occurs within a reasonable time after the date of this Amendment.

          8. EFFECTIVENESS. This Amendment shall become effective 10 days after written notice by Schwab to Fund Company.

          9. EFFECT OF AMENDMENT. This Amendment is intended to amend and supplement the provisions of the Operating Agreement. In the event of a conflict between the provisions of this Amendment and the provisions of the Operating Agreement, the provisions of this Amendment shall control. All other provisions of the Operating Agreement shall remain in full force and effect.


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          IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized representative of the parties hereto.

CHARLES SCHWAB & CO., INC.              WESTCORE TRUST, on its own behalf and on
                                        behalf of each Fund
By:  /s/ Fred Potts
    ----------------------------
     Fred Potts
     Vice President/Mutual Funds        By:  /s/ Kenneth V. Penland
                                            --------------------------
     Operations Administration
                                        Name:  Kenneth V. Penland

Date:  1/6/98                           Title: President

                                        Date:  12/19/97


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